DRAFT 11/23/98 2:35 PM
                               DOCTORS HEALTH, INC.


                         COMPUTATION OF LOSS PER SHARE

                                                                  Three Months     Three Months
                                                                      Ended            Ended
                                                                  September 30,    September 30,
                                                                      1998             1997
                                                                      ----             ----
Weighted average of common shares outstanding during the period
  (adjusted to reflect two-for-one stock split)                     7,001,273      6,928,688
Net loss                                                         $(17,066,756)   $(2,910,081)
Dividends and accretion on Series A, B, C and D Redeemable
  Convertible Preferred Stock                                         988,968        805,082
Net loss                                                         $(18,055,724)   $(3,715,163)
Net loss                                                               $(2.58)        $(0.54)


      All outstanding options and warrants as of September 30, 1998 and 1997 have been excluded as they are anti-dilutive. Diluted earnings per share was not calculated as the options, warrants and Redeemable Convertible Preferred Stock are anti-dilutive.


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